Exhibit 99.1
[Company Logo]
PRESS RELEASE


FOR IMMEDIATE RELEASE
February 25, 1999


CONTACT:   Kathy Fern
804-217-5800


DYNEX CAPITAL, INC. UPDATES MARKET ON CERTAIN RECENT DEVELOPMENTS

     Dynex Capital, Inc. (NYSE: DX) filed today an 8-K relating to recent developments in its relationship with AutoBond Acceptance Corporation (Amex:
ABD). During January, as a result of a review conducted on its behalf by outside consultants experienced in subprime auto lending, Dynex discovered certain breaches by AutoBond of its representations, warranties and covenants under its agreements with Dynex. These breaches included, among other items, AutoBond's failure to follow required underwriting standards in accordance with the agreements, and AutoBond's failure to give Dynex access to its loan files for review, as provided for in the agreements.

     Dynex notified senior management of AutoBond of these breaches and, as a result of such breaches, has ceased to make additional fundings as provided for under the governing agreements. Dynex also filed suit against AutoBond in the Federal district court of the Eastern District of Virginia seeking declaratory relief with respect to its rights and obligations under these agreements. AutoBond has filed suit against Dynex in the district court of Travis County, Texas alleging breach of contract and other claims. Dynex believes AutoBond's claims are without merit and intends to defend against them vigorously.

     On February 22, 1999, Dynex terminated its servicing arrangement with AutoBond due to the occurrence of an event of servicing termination as provided for in the agreements. Dynex has named a third-party servicer to assume the servicing responsibilities. To date, AutoBond has not complied with provisions of the servicing termination, including the failure to surrender all files in its possession related to the servicing of the collateral.

     Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. The Company's primary production operations include the origination of mortgage loans secured by multifamily and commercial real estate properties and the origination of loans secured by manufactured homes. Note: This document contains "forward-looking statements"(within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen external factors. As discussed in the Company's filings with the SEC, these factors may include, but are not limited to, changes in general economic conditions, disruptions in the capital markets, fluctuations in interest rates, increases in costs and other general competitive factors.